Exhibit 5

FIFTH AMENDED AND RESTATED BYE-LAWS OF

MYOVANT SCIENCES LTD.

TABLE OF CONTENTS

Interpretation		1
1.	Definitions	1
Shares		6
2.	Power to Issue Shares	6
3.	Power of the Company to Purchase its Shares	6
4.	Rights Attaching to Shares	6
5.	Calls on Shares	9
6.	Forfeiture of Shares	9
7.	Share Certificates	10
8.	Fractional Shares	11
Registration of Shares		11
9.	Register of Members	11
10.	Registered Holder Absolute Owner	11
11.	Transfer of Registered Shares	12
12.	Transmission of Registered Shares	13
Alteration of Share Capital		15
13.	Power to Alter Capital	15
14.	Variation of Rights Attaching to Shares	15
Dividends and Capitalisation		15
15.	Dividends	15
16.	Power to Set Aside Profits	16
17.	Method of Payment	16
18.	Capitalisation	17
Meetings of Members		17
19.	Annual General Meetings	17
20.	Special General Meetings	17
21.	Requisitioned Special General Meetings	17
22.	Notice	17
23.	Giving Notice and Access	18
24.	Notice of Nominations and Member Business	19
25.	Postponement or Cancellation of General Meeting	23
26.	Electronic Participation and Security at General Meetings	23
27.	Quorum at General Meetings	23
28.	Chairman at General Meetings	23
29.	Voting on Resolutions	24
30.	Power to Demand a Vote on a Poll	24
31.	Voting by Joint Holders of Shares	25
32.	Votes of Members – General	25
33.	Instrument of Proxy	26
34.	Representation of Corporate Member	26
35.	Adjournment of General Meeting	27
36.	Written Resolutions	27
37.	Directors Attendance at General Meetings	28

Directors and Officers		29
38.	Number, Election and Term of Directors	29
39.	Alternate Directors	30
40.	Removal of Directors for Cause	31
41.	Vacancy in the Office of Director	31
42.	Remuneration of Directors	32
43.	Defect in Appointment	33
44.	Directors to Manage Business	33
45.	Powers of the Board of Directors	33
46.	Register of Directors and Officers	34
47.	Appointment of Officers	34
48.	Appointment of Secretary	35
49.	Duties of Officers	35
50.	Remuneration of Officers	35
51.	Conflicts of Interest	35
52.	Indemnification and Exculpation of Directors and Officers	35
Meetings of the Board of Directors		37
53.	Board Meetings	37
54.	Notice of Board Meetings	37
55.	Electronic Participation in Meetings	37
56.	Quorum at Board Meetings	37
57.	Board to Continue in the Event of Vacancy	37
58.	Chairman to Preside	37
59.	Written Resolutions	38
60.	Validity of Prior Acts of the Board	38
Corporate Records		38
61.	Minutes	38
62.	Place Where Corporate Records Kept	38
63.	Form and Use of Seal	39
Accounts		39
64.	Books of Account	39
65.	Financial Year End	39
Audits		39
66.	Annual Audit	39
67.	Appointment of Auditor	39
68.	Remuneration of Auditor	40
69.	Duties of Auditor	40
70.	Access to Records	40
71.	Financial Statements	40
72.	Distribution of Auditor’s report	40
73.	Vacancy in the Office of Auditor	40
Business Combinations		41
74.	Business Combinations	41
Voluntary Winding-Up and Dissolution		46
75.	Winding-Up	46

ii

Changes to Constitution		46
76.	Changes to Bye-laws	46
77.	Changes to the Memorandum of Association	46
78.	Discontinuance	46
79.	Amalgamation or Merger	46

iii

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;

Affiliate	with respect to any specified Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person; provided, however, that, for purposes of these Bye-laws, unless expressly indicated otherwise (i) neither the Company nor any of its Subsidiaries will be deemed to be an Affiliate of a Major Member and (ii) neither a Major Member nor any of its Subsidiaries will be deemed an Affiliate of the Company;

Alternate Director	an alternate Director appointed in accordance with these Bye-laws;

Audit Committee	a committee of the Board composed of not less than three Independent Directors (each of whom is either an Initial Independent Director or an Independent Director who has been appointed to such committee by Audit Committee Approval or pursuant to Bye-law 38.3 or Bye-law 41.3), and to which is delegated oversight responsibilities with respect to, inter alia, (i) the Company’s corporate accounting and financial reporting processes, (ii) the Company’s systems of internal control over financial reporting and audits of financial statements, (iii) the quality and integrity of the Company’s financial statements and reports, (iv) the qualifications, independence and performance of the registered public accounting firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services, (v) the performance of the Company’s internal audit function and independent auditors and, if the Company does not yet have an internal audit function, the oversight of its design and implementation and (vi) the approval functions set forth in the Investor Rights Agreement;

Audit Committee Approval	the affirmative approval of a majority of the Independent Directors then serving on the Audit Committee, including, if applicable, approval by a sole remaining member of the Audit Committee;

Auditor	includes a company or partnership appointed by the Board or the Members to audit the financial statements of the Company;

Beneficial Owner or Beneficially Own	has the meaning specified in Rule 13d-3 promulgated under the Securities Exchange Act of 1934;

Board	the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

Code	the United States Internal Revenue Code of 1986, as amended;

Company	the company for which these Bye-laws are approved and confirmed;

Compensation Committee	the committee of the Board to which is delegated, inter alia, the authority to approve executive compensation in satisfaction of the requirements of applicable Designated Stock Exchange Rules;

control, controlling, controlled by or under common control with	the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise;

Designated Stock Exchange	the New York Stock Exchange, The Nasdaq Stock Market LLC, or any other stock exchange on which the shares of the Company are listed for trading, for so long as the shares of the Company are there listed;

Designated Stock Exchange Rules	the relevant code, rules and regulations, as amended from time to time, that are then applicable to the Company as a result of the listing of any shares of the Company on a Designated Stock Exchange;

Director	a director of the Company and shall include an Alternate Director;

Eligible Member	a Member that, together with shares of the Company held by its Affiliates, owns of record shares that constitute five percent or more of the voting power of all issued shares of the Company that are eligible to vote at a general meeting and who has held such shares for at least three years;

Immediate Family Member	a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person;

Independent Director	a Director who (a) the Board reasonably determines qualifies as an “independent director” of the Company under the Designated Stock Exchange Rules, (b) is not and within the last three years has not been a director, officer or employee of a Major Member, (c) does not have any Immediate Family Member who is or within the last three year has been a director, officer or employee of a Major Member;

indirect	when referring to a holder or owner of shares, ownership of shares within the meaning of section 958(a)(2) of the Code;

Initial Independent Director	a Director who is identified as an Initial Independent Director in the Investor Rights Agreement;

Investor Rights Agreement	that certain Investor Rights Agreement by and among the Company, Sumitovant Biopharma Ltd. and Sumitomo Dianippon Pharma Co., Ltd.;

Major Member	a Member who, together with its controlled Affiliates, Beneficially Owns more than 50% of the voting power of all issued shares of the Company;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Nominating and Corporate Governance Committee	a committee of the Board to which is delegated the authority to, inter alia, (i) identify individuals qualified to become Directors, consistent with criteria approved by the Board, (ii) select, or recommend that the Board select, the Director nominees for election to the Board, (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and (d) oversee the evaluation of the Board and management;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Other Independent Director	means an Independent Director other than Independent Directors then serving on the Audit Committee;

Register of Directors and Officers	the register of Directors and officers referred to in these Bye-laws;

Register of Members	the register of members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Sumitomo Director	has the meaning set forth in the Investor Rights Agreement during the Trigger Period and at all other times means an Independent Director;

Timely Manner	with respect to an Eligible Member’s notice under Bye-law 24.1 or the Audit Committee’s proposal of a Director under Bye-law 38.3, receipt by the Secretary at the registered office of the Company or the Nominating and Corporate Governance Committee of the Board, respectively, not less than 90 days (or 60 days in the case of the Audit Committee’s proposal of a Director) nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting; provided, that (i) in the event that the date of the annual general meeting is called for a date that is 30 days or more before or after such anniversary then to be timely such notice or proposal must be received not later than 10 days following the earlier of (a) the date on which notice of the annual general meeting was posted to shareholders or (b) if and as applicable, the date on which public announcement of the date of the annual general meeting was made; (ii) in no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of an Eligible Member’s notice or for the Audit Committee to propose a Director; and (iii) for purposes of this definition, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press, PR Newswire, Businesswire, Bloomberg or any comparable news service in the United States or, as and when applicable, in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and

Trigger Period	the time during which the Investor Rights Agreement is in effect and entities within the Sumitomo Group satisfy the Voting Threshold (as such terms are defined in the Investor Rights Agreement).

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act;

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3

In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1

Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2

Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

2.3

Notwithstanding the foregoing or any other provision of these Bye-laws, the Company may not issue any shares in a manner that the Board determines in its sole discretion may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or its Affiliates.

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

3.3

Notwithstanding the foregoing or any other provision of these Bye-laws, any such purchase or acquisition may not be made if the Board determines in its sole discretion that the purchase or acquisition may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or its Affiliates.

4.	Rights Attaching to Shares

4.1

At the date these Bye-laws are adopted, the authorised share capital of the Company is divided into five hundred and sixty four million one hundred and eleven thousand two hundred and forty two (564,111,242) common shares of par value US$0.000017727 each (the “Common Shares”), the holders of which shall, subject to these Bye-laws:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.2

The Board is authorised to provide for the creation and issuance of preference shares (the “Preference Shares”) in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares with prior ranking shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)

the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d)

whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)

whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)	the rights of holders of that series to elect or appoint Directors; and

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.3

Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.4

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.5

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2

Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to forfeiture, payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.	Forfeiture of Shares

6.1

If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Myovant Sciences Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [    ], 20[    ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [    ] day of [    ], 20[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [    ] day of [    ], 20[    ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board

6.2

If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3

A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	Share Certificates

7.1

Every Member shall be entitled to a certificate under the common seal (or a facsimile thereof) of the Company or bearing the signature (or a facsimile thereof) of a Director or Secretary or a person expressly authorized to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

7.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3

If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4	Notwithstanding any provisions of these Bye-laws:

(a)

the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)

unless otherwise determined by the Directors and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares. Shares in fractional denominations shall have, solely in proportion to the respective fractions represented thereby, all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	Register of Members

9.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2

The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	Transfer of Registered Shares

11.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Myovant Sciences Ltd. (the “Company”)

FOR VALUE RECEIVED [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [    ] day of [    ], 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

11.2

Such instrument of transfer shall be signed by (or in the case of a party that is a corporation) on behalf of the transferor and transferee, provided that, in the case of a fully paid up share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.3

The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

11.4

The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7

Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

11.8

Notwithstanding the foregoing, the Board may decline to approve or register or permit the registration of any transfer of shares if it appears to the Board that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company or any direct or indirect holder of shares or its Affiliates would result from such Transfer.

12.	Transmission of Registered Shares

12.1

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Myovant Sciences Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [    ] day of [    ], 20[    ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.3

On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	Power to Alter Capital

13.1

The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	Variation of Rights Attaching to Shares

14.1

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be at least two persons holding or representing by proxy one-third or more of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

14.2

Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its Affiliates may result from such variation.

DIVIDENDS AND CAPITALISATION

15.	Dividends

15.1

The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

15.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

15.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

17.	Method of Payment

17.1

Any dividend or other moneys payable in respect of a share may be paid by cheque or draft sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or by direct transfer to such bank account as such Member may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or draft shall be a good discharge to the Company. Every such cheque or draft shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.

17.2	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.3

Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for 6 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.4

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law 17.4 in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	Capitalisation

18.1

The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	Annual General Meetings

Notwithstanding the provisions of the Act entitling the Members of the Company to elect to dispense with the holding of an annual general meeting, an annual general meeting of the Company shall be held in each year at such time and place as the Principal Executive Officer or the Chairman of the Board or any two Directors or any Director and the Secretary or the Board shall appoint.

20.	Special General Meetings

The Principal Executive Officer, the Chairman of the Board, any two Directors, any Director and the Secretary, or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	Requisitioned Special General Meetings

The Board shall, on the requisition of Members holding not less than one-tenth of the paid-up share capital of the Company carrying the right to vote at general meetings as at the date of the deposit of the requisition, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

22.	Notice

22.1

At least 14 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2

At least 10 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4

A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5

The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

23.	Giving Notice and Access

23.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)

by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)

by sending it by courier to such Member’s address in the Register of members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)

by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)

by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met; or in accordance with Bye-law 23.4.

23.2

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3

In proving service under paragraphs 23.1 (b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

23.4

Where a Member indicates his or her consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Act, the Board may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

23.5

In the case of information or documents delivered in accordance with Bye-law 23.4, service shall be deemed to have occurred when (i) the Member is notified in accordance with that Bye-law; and (ii) the information or document is published on the website.

24.	Notice of Nominations and Member Business

24.1	Annual General Meetings

(a)

Nominations of persons for election as a Director or the proposal of other business to be transacted by the Members may be made at an annual general meeting only (i) by or at the direction of the Board or (ii) subject to any applicable law (including as provided for in Bye-law 24.1(e), in the case of proposals of any business other than in respect of Director nominations), by any Eligible Member of record at the time of giving of notice as provided for in this Bye-law 24.1 who complies with the notice procedures set forth in this Bye-law 24.1;

(b)

For Director nominations or other business to be properly brought before an annual general meeting by an Eligible Member pursuant to clause (ii) of Bye-law 24.1(a), the Eligible Member must have given notice thereof in writing to the Secretary in a Timely Manner and any such proposed business must constitute a proper matter for Member action.

(c)

An Eligible Member’s notice to the Secretary shall set forth (A) as to each person whom the Eligible Member proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, as and when applicable, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (B) as to any other business that the Member proposes to bring before the general meeting, a brief description of the business desired to be brought before the general meeting, the text of the proposal or business, the reasons for conducting such business at the general meeting and any material interest in such business of such Eligible Member and the Beneficial Owner, if any, on whose behalf the proposal is made, and (C) as to the Eligible Member giving the notice and the Beneficial Owner, if any, on whose behalf the proposal is made:

(i)	the name and address of such Member (as they appear in the Register of Members) and any such Beneficial Owner;

(ii)	the class or series and number of shares of the Company which are held of record or are Beneficially Owned by such Member and by any such Beneficial Owner;

(iii)

a description of any agreement, arrangement or understanding between or among such Member and any such Beneficial Owner, any of their respective Affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(iv)

a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, share appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Member or any such Beneficial Owner or any such nominee with respect to the Company’s securities (a “Derivative Instrument”);

(v)

to the extent not disclosed pursuant to clause (iv) above, the principal amount of any indebtedness of the Company or any of its subsidiaries Beneficially Owned by such Member or by any such Beneficial Owner, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such Member or such Beneficial Owner relating to the value or payment of any indebtedness of the Company or any such subsidiary;

(vi)

a representation that the Member is an Eligible Member and a holder of record of shares of the Company entitled to vote at such general meeting, and intends to appear in person or by proxy at the general meeting to bring such nomination or other business before the general meeting; and

(vii)

a representation as to whether such Member or any such Beneficial Owner intends or is part of a group that intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding shares required to approve or adopt the proposal or to elect each such nominee and/or (B) otherwise to solicit proxies from Members in support of such proposal or nomination;

(d)

If requested by the Company, the information required under clauses (ii), (iii), (iv) and (v) of Bye-law 24.1(c) shall be supplemented by such Member and any such Beneficial Owner not later than 10 days after the record date for notice of the general meeting to disclose such information as of such record date;

(e)

Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Bye-law 24.1 other than a Director nomination shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as and when applicable to the Company.

24.2	Special General Meetings

(a)

Only such business shall be conducted at a special general meeting as shall have been brought before the general meeting in accordance with the Company’s notice of meeting pursuant to Bye-laws 22 and 23.

(b)

Nominations of persons for election as Directors at a special general meeting may be made (i) pursuant to the Company’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or (iii) subject to any applicable law, by any Eligible Member of record at the time of giving of notice who complies with the notice procedures set forth in this Bye-law 24.

(c)

For nominations to be properly brought before a special general meeting by an Eligible Member pursuant to Bye-law 24.2(b)(iii), the Eligible Member must have given timely notice thereof in writing to the Secretary. To be timely, an Eligible Member’s notice and nominations of persons for election as Directors shall specify whether those persons nominated are nominated as replacements of existing Directors and, if so, which Directors they are proposed to replace and (i) be set out in such Eligible Member’s requisition of a special general meeting made under Bye-law 21 or (ii) be delivered to or mailed and received at the registered office of the Company not later than seven days following the earlier of (x) the date on which notice of the special general meeting was posted to shareholders or (y) as and when applicable, the date on which public announcement (as defined in the definition of Timely Manner) of the date of the special general meeting was made.

(d)

An Eligible Member’s notice to the Secretary pursuant to Bye-law 24(c), and any Member’s notice of requisition pursuant to Bye-law 21, shall comply, as applicable, with the notice requirements of Bye-law 24.1(c) and (d).

24.3	General

(a)

At the request of the Board, any person nominated by the Board for election as a Director shall furnish to the Secretary the information that is required to be set forth in an Eligible Member’s notice of nomination pursuant to Bye-law 24.1(c).

(b)	No person shall be eligible to be nominated by an Eligible Member to serve as a Director of the Company unless nominated in accordance with the procedures set forth in this Bye-law 24.

(c)

The chairman of the general meeting shall, if the facts warrant, determine and declare to the general meeting that a nomination was not made in accordance with the procedures prescribed by these Bye-laws or that business was not properly brought before the general meeting, and if he or she should so determine and declare, the defective nomination shall be disregarded or such business shall not be transacted, as the case may be.

(d)

Notwithstanding the foregoing provisions of this Bye-law 24, unless otherwise required by the Act, if the Member (or a qualified representative of the Member) does not appear at the annual or special general meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Bye-law 24.3, to be considered a qualified representative of the Member, a person must be a duly authorized officer, manager or partner of such Member or must be authorized by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the general meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the general meeting.

24.4

Without limiting the foregoing provisions of this Bye-law 24, a Member shall also comply with, when and as applicable, all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the matters set forth in this Bye-law 24; provided, that any references in these Bye-laws to the Securities Exchange Act of 1934 or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Bye-law, and compliance with Bye-law 24.1 or 24.2 shall be the exclusive means for a Member to make nominations or submit other business (other than as provided in Bye-law 24.1(e)).

25.	Postponement or Cancellation of General Meeting

The Secretary may, and on instruction from the Chairman of the Board (if any) or the Principal Executive Officer shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

26.	Electronic Participation and Security at General Meetings

26.1

Members may participate in any general meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

26.2

The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he or she considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

27.	Quorum at General Meetings

27.1

At any general meeting two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company shall form a quorum for the transaction of business.

27.2

If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.	Chairman at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, a person designated by the Chairman of the Board shall act as chairman at all general meetings at which such person is present. In their absence, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions

29.1

Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bye-laws and any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each share of which such person is the holder or for which such person holds a proxy and shall cast such votes by raising his or her hand.

29.4

In the event that a Member participates in a general meeting by telephone, electronic or other communications facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his or her vote on a show of hands.

29.5

At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.6

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll

30.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)

any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)

any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

30.2

Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communications facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his or her votes or cast all the votes he or she uses in the same way.

30.3

A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

30.4

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken. Each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communications facilities or means shall cast his or her vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose. The result of the poll shall be declared by the chairman of the meeting.

31.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Votes of Members – General

Subject to any rights and restrictions for the time being attached to any class or classes or series of shares, every Member shall have one vote for each share carrying the right to vote on the matter in question of which he or she is the holder.

33.	Instrument of Proxy

33.1

A Member may appoint a proxy by (a) an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time or the chairman of the meeting shall accept:

Proxy

Myovant

Sciences Ltd. (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him or her, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [    ] day of [    ], 20[    ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Member(s)

or (b) such telephonic, electronic or other means as may be approved by the Board from time to time.

33.2

The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

33.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent such Member and vote on his or her behalf in respect of different shares.

33.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	Representation of Corporate Member

34.1

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2

Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	Adjournment of General Meeting

35.1

The chairman of any general meeting at which a quorum is present may with the consent of Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), adjourn the meeting.

35.2	In addition, the chairman of the meeting may adjourn the meeting to another time and place without such consent or direction if it appears to him or her that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

35.3

Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

36.	Written Resolutions

36.1

Subject to these Bye-laws anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting be done by written resolution in accordance with this Bye-law.

36.2

Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote on the resolution in the same manner as that required for a notice of a meeting of Members at which the resolution could have been considered, except that any requirement in the Act or in these Bye-laws as to the length of the period of notice shall not apply. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.

36.3

A written resolution is passed when it is signed by, or in the case of a Member that is a corporation on behalf of, the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.

36.4	A resolution in writing may be signed by any number of counterparts.

36.5

A resolution in writing made in accordance with this Bye-law 36 is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be (provided that (i) any such resolution shall be valid only if the signature of the last Member to sign is affixed outside the United States (unless the Board dispenses with this requirement), and (ii) the Board may declare such resolution to be invalid if the Board determines that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its Affiliates), and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.6	A resolution in writing made in accordance with this Bye-law 36 shall constitute minutes for the purposes of the Act.

36.7	This Bye-law 36 shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his or her term of office; or

(b)	a resolution passed for the purpose of removing a Director for cause before the expiration of his or her term of office.

36.8

For the purposes of this Bye-law 36, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law 36, a reference to such date.

37.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.	Number, Election and Term of Directors

38.1	The authorized number of Directors shall be determined from time to time by resolution of the Nominating and Corporate Governance Committee of the Board.

38.2

Each Director shall hold office until the next annual general meeting at which his or her successor is elected or appointed or if earlier, the next special general meeting called for the purpose of ending the term of such Director and replacing that Director, in each case, subject to his or her office being vacated sooner pursuant to Bye-law 41.

38.3

Only persons who are proposed or nominated in accordance with Bye-law 24 shall be eligible for election as Directors, except in the case of a vacancy which shall be filled pursuant to Bye-law 41. The Board’s authority to nominate persons for election as a Director, other than a member of the Audit Committee or a Director being nominated to the Board to serve on the Audit Committee, shall be exercised exclusively by action of the Nominating and Corporate Governance Committee of the Board. The Board shall take action to nominate Independent Directors to serve on the Board and as members of the Audit Committee by utilizing the following process: the Audit Committee, acting by Audit Committee Approval, shall initially propose at least three Independent Directors (who, for the avoidance of doubt, may be themselves), and each of such Independent Directors shall be nominated to serve on the Board and as a member of the Audit Committee unless their nomination is rejected by the Nominating and Corporate Governance Committee of the Board, subject to the following:

(a)

the Audit Committee shall not propose, and the Nominating and Corporate Governance Committee of the Board shall not be obligated to approve, an individual to serve on the Audit Committee who has been proposed by the Audit Committee and rejected by the Nominating and Corporate Governance Committee at any time within the prior two years; and

(b)

if (i) the Audit Committee fails to propose in a Timely Manner a number of Independent Directors to serve such that the Audit Committee would have at least three members or (ii) the Audit Committee (A) proposes a Director to serve in a position on the Audit Committee who is rejected by the Nominating and Corporate Governance Committee of the Board (which rejection shall be within the sole discretion of the Nominating and Corporate Governance Committee of the Board) and (B) the Audit Committee has proposed a second Director to serve in such position who is also rejected by the Nominating and Corporate Governance Committee of the Board (but the Nominating and Corporate Governance Committee of the Board may reject such Director only if such Director is not an Independent Director, does not meet generally recognized minimum standards of qualification to serve on a corporate board of directors such as the Board or is a person whose employment or other board memberships would reasonably be expected to create a material conflict of interest with such Director’s service on the Board), then in each of the foregoing cases of (i) and (ii), a majority of the Other Independent Directors then in office shall nominate an Independent Director (who shall not be one of the Other Independent Directors then in office) to serve in such position on the Audit Committee and if there are no Other Independent Directors then in office the size of the Board shall be increased to create a vacancy or vacancies and the full Board shall take action to appoint one or more Independent Directors to fill such vacancy or vacancies and such Independent Director(s) will take the foregoing action.

38.4

Where the number of persons validly proposed for re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

39.	Alternate Directors

39.1	Any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

39.2

Any person so elected or appointed pursuant to this Bye-law 39 shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

39.3

An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

39.4	An Alternate Director’s office shall terminate:

(a)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his or her appointor, would result in the termination of the appointor’s directorship; or

(b)	when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(c)	if the Alternate Director’s appointor ceases for any reason to be a Director.

40.	Removal of Directors for Cause

40.1

Subject to any provision to the contrary in these Bye-laws, and in addition to the right of Members pursuant to Bye-laws 21 and 24.2 to requisition the Board to convene a special general meeting for purposes of ending the term of the then-current Directors and replacing them with new Directors, the Members holding a majority of the issued and outstanding shares of the Company may also, at any special general meeting convened and held in accordance with these Bye-laws, by the affirmative vote of all such Members, remove a Director for cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

40.2

If a Director is removed from the Board under the provisions of Bye-law 40.1, then, except as otherwise provided in Bye-law 41.3, the Nominating and Corporate Governance Committee may fill the vacancy and a Director so appointed shall hold office until the earliest of (i) the next annual general meeting, (ii) the date such Director’s term of office is ended pursuant to Bye-law 38.2 and (iii) the date such Director’s office is otherwise vacated pursuant to Bye-law 41.

40.3

For the purpose of Bye-law 40.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

41.	Vacancy in the Office of Director

41.1	The office of Director shall be vacated immediately if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his or her creditors generally;

(c)	is or becomes of unsound mind or dies;

(d)	resigns his or her office by notice to the Company (unless such other later date is agreed by the Board); or

(e)	is not re-elected at an annual general meeting, or at a special general meeting called for the purpose of replacing them with a newly elected Director.

41.2

Except as otherwise provided in Bye-law 41.3, at any time, the Nominating and Corporate Governance Committee of the Board shall have the power to nominate or appoint any person as a Director to fill a vacancy on the Board occurring for any reason (including as a result of an increase in the size of the Board) and to appoint an Alternate Director to any Director so appointed.

41.3

In the event that (i) the office of an Independent Director serving on the Audit Committee is vacated for any reason, including removal from the Board under the provisions of Bye-law 40.1, and (ii) there are not at least three Independent Directors then in office and serving on the Audit Committee, such vacancy may be filled (or a person may be nominated to fill such vacancy) only by action of the Board utilizing the following process: the Audit Committee, acting by Audit Committee Approval, shall initially propose an Independent Director to serve on the Board and as a member of the Audit Committee and such Independent Director shall be appointed to the Board and to serve on the Audit Committee unless their appointment is rejected by the Nominating and Corporate Governance Committee of the Board; subject to the following:

(a)

the Audit Committee shall not propose, and the Nominating and Corporate Governance Committee of the Board shall not be obligated to approve, an individual to serve on the Audit Committee who has been proposed by the Audit Committee and rejected by the Nominating and Corporate Governance Committee at any time within the prior two years; and

(b)

if (i) the Audit Committee fails to propose an Independent Director to fill such vacancy within 45 days after the occurrence of such vacancy or (ii) the Audit Committee (A) proposes an Independent Director to fill such vacancy who is rejected by the Nominating and Corporate Governance Committee of the Board (which rejection shall be within the sole discretion of the Nominating and Corporate Governance Committee of the Board) and (B) the Audit Committee has proposed a second Director to fill such vacancy who is also rejected by the Nominating and Corporate Governance Committee of the Board (but the Nominating and Corporate Governance Committee of the Board may reject such Director only if such Director is not an Independent Director, does not meet generally recognized minimum standards of qualification to serve on a corporate board of directors such as the Board or is a person whose employment or other board memberships would reasonably be expected to create a material conflict of interest with such Director’s service on the Board), then in each of the foregoing cases of (i) and (ii), a majority of the Other Independent Directors then in office shall appoint an Independent Director (who shall not be one of the Other Independent Directors then in office) to fill such vacancy and if there are no Other Independent Directors then in office the size of the Board shall be increased to create a vacancy or vacancies and the full Board shall take action to appoint one or more Independent Directors to fill such vacancy or vacancies and such Independent Director(s) will take the foregoing action.

42.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Board or a committee thereof and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

43.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers shall, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he or she was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

44.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

45.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)

exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)

appoint one or more Directors to the office of managing director or Principal Executive Officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)

appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;

(g)

subject to the provisions of the Investor Rights Agreement during the Trigger Period, delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that (i) every such committee shall conform to such directions as the Board shall impose on them; (ii) the meetings and proceedings of any such committee shall be governed by these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board; (iii) the Board shall appoint: (A) an Audit Committee with at least three members, each of whom is an Independent Director who is an Initial Independent Director or has been nominated or appointed to serve on the Board and the Audit Committee pursuant to Bye-law 38.3 or Bye-law 41.3; (B) a Compensation Committee with three members, at least two of whom are Independent Directors who also serve on the Audit Committee and at least one of whom is a Sumitomo Director; and (C) a Nominating and Corporate Governance Committee with three members, at least one of whom is an Independent Director who also serves on the Audit Committee and at least two of whom are Sumitomo Directors; and (iv) the composition of each of the committees referenced in clause (iii) above shall comply with the applicable Designated Stock Exchange Rules (taking account of any controlled company exception).

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)

authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

46.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

47.	Appointment of Officers

The Board may appoint such officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

48.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time for such terms as the Board deems fit.

49.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

50.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

51.	Conflicts of Interest

51.1

Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

51.2

If a Director or an Immediate Family Member of a Director is directly or indirectly interested in a contract or proposed contract or arrangement with the Company such Director shall declare the nature of such interest as required by the Act.

51.3

Following a declaration being made pursuant to this Bye-law, a Director may not vote in respect of a contract or proposed contract or arrangement in which such Director is interested, and may not be counted in the quorum for such meeting, unless the chairman of the relevant Board meeting determines that such Director is not disqualified from voting. For the avoidance of doubt, no Director or Immediate Family Member of a Director shall be considered “interested” with respect to any transaction in which all of the Members participate or are offered to participate. The chairman of a Board meeting may require a Director to leave the meeting to enable the Board to discuss and/or vote on a matter in which the chairman considers the Director or an Immediate Family Member of the Director to be interested. If a majority in number of the Directors in attendance at a Board meeting considers the chairman of the meeting or an Immediate Family Member of the chairman to be interested in a particular matter, they may require the chairman to leave the meeting to enable the Board to discuss and/or vote on such matter.

52.	Indemnification and Exculpation of Directors and Officers

52.1

The Directors, Resident Representative, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty to the extent prohibited by the Act in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his or her duties with or for the Company or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

52.2

The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him or her under the Act in his or her capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

52.3

The Company may advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

52.4

No amendment or repeal of any provision of this Bye-law 52 shall alter, to the detriment of any person, the right of such person to the indemnification or advancement of expenses related to a claim based on an act or failure to act which took place prior to such amendments.

MEETINGS OF THE BOARD OF DIRECTORS

53.	Board Meetings

The Board may meet for the transaction of business, adjourn, and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

54.	Notice of Board Meetings

The Chairman of the Board (if any) or the Principal Executive Officer or a majority of the Directors then in office may, and the Secretary on the requisition thereof shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose at least 72 hours prior to such Board meeting, unless each Director attends or gives his or her prior written consent to the meeting being held on such shorter notice.

55.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic, or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

56.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the Directors then in office.

57.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

58.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman of the Board, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In his or her absence a chairman shall be appointed or elected by the Directors present at the meeting.

59.	Written Resolutions

59.1

Subject to these Bye-laws, anything which may be done by resolution of the Board at a meeting duly called and constituted may be done without a meeting by unanimous written resolution in accordance with this Bye-law 59.

59.2

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, provided, that (i) any such resolution shall be valid only if the signature of the last Director to sign is affixed outside the United States (unless the Board dispenses with this requirement), and (ii) the Board may declare such resolution to be invalid if the Board determines that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its Affiliates. For the purposes of this Bye-law only, “the Directors” shall not include an Alternate Director.

59.3	A resolution in writing made in accordance with this Bye-law 59 shall constitute minutes for the purposes of the Act.

60.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

61.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.

62.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

63.	Form and Use of Seal

63.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

63.2

A seal may, but need not be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director; or (ii) any Officer; or (iii) the Secretary; or (iv) any person authorized by the Board for that purpose.

63.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

64.	Books of Account

64.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

64.2

Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

65.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st March in each year.

AUDITS

66.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

67.	Appointment of Auditor

67.1

Subject to the Act, the Audit Committee of the Board shall annually appoint an auditor to the Company for each fiscal year. Such appointment shall be submitted to the Members for their ratification and approval at the annual general meeting or at a subsequent special general meeting.

67.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

68.	Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Audit Committee of the Board.

69.	Duties of Auditor

69.1

The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

69.2

The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

70.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

71.	Financial Statements

Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting. A resolution in writing made in accordance with Bye-law 36 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Members in general meeting.

72.	Distribution of Auditor’s report

The report of the Auditor shall be submitted to the Members in general meeting.

73.	Vacancy in the Office of Auditor

If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled by the Audit Committee of the Board.

BUSINESS COMBINATIONS

74.	Business Combinations

74.1

(a) Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person become an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)

prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii)

upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are Directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Bye-law 74.1 shall not apply if:

(i)

a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)

the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a)	a merger, amalgamation or consolidation of the Company (except an amalgamation or merger in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

(b)

a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(c)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Bye-law 74 only, the term:

(i)

“associate,” when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(ii)	“Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:

(a)

any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its Affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

(b)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

(c)

any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B) -(D) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares;

(d)

any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(e)

any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iii)

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(iv)

“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an Affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an Affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (viii) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(v)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vi)

“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(vii)	“owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its Affiliates or associates:

(a)	Beneficially Owns such shares, directly or indirectly; or

(b)

has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that Beneficially Owns, or whose Affiliates or associates Beneficially Own, directly or indirectly, such shares.

74.2

In respect of any Business Combination to which the restrictions contained in Bye-law 74.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 27 and 29 respectively.

74.3

The Board shall ensure that the bye-laws or constitutional documents of each entity wholly-owned or majority-owned by the Company shall contain any provisions necessary to ensure that the intent of Bye-law 74.1, as it relates to the actions of such entities, is achieved.

VOLUNTARY WINDING-UP AND DISSOLUTION

75.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

76.	Changes to Bye-laws

76.1

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

77.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.

78.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

79.	Amalgamation or Merger

Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall (other than in respect of any amalgamation or merger constituting a Business Combination to which the restrictions in Bye-law 76 shall apply) require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-law 27 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-law 30.